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                                                                    EXHIBIT 22.1

                    SUBSIDIARIES OF WEIRTON STEEL CORPORATION



                                            Percentage owned
Subsidiary                                   by Registrant              State of Incorporation
----------                                   -------------              ----------------------

Weirton Receivables, Inc.                        100%                          Delaware
Weirton Venture Holdings Corp.                   100%                          Delaware
Weirton Coatings L.L.C.                          100%                          Delaware
MetalSite General Partner, LLC                    94%*                         Delaware
MetalSite, L.P.                                   92%*                         Delaware





*Percentage indicated is Weirton Steel Corporation's economic interest in the subsidiary